EXHIBIT 99.1

                             {Letterhead of Issuer}

                                                                January 27, 2005
Dear Shareholder,

In our October letter to you we highlighted three top priorities: U.S. FDA Pre-Market Approval, global commercialization, and a roadmap to enhance our long-term growth. Here is a brief status update on each.

As you have seen from our recent press releases, global commercialization has been progressing nicely. We have six backlog orders including three under our China contract, two new systems in Italy, and a third Middle East order in UAE to Abu Dhabi. Our efforts to align with major luminary and research centers in Europe have garnered an impressive group. In addition to existing systems including Charite Hospital, Berlin, and the University of Vienna, we have added two new relationships with the Comprehensive Cancer Center, Gliwice, Poland, and Catholic University Hospital, Rome. We now have seven installed CTLM(R) systems under clinical agreements in Europe and we are targeting more.

We recently announced the appointment of several new distributors. These companies have been selected using criteria including their customer satisfaction focus, market coverage and a high degree of involvement in molecular imaging in their respective markets. These firms will be participating in a combined service-training program so that CTLM support will be directly available in the European region.

Our roadmap for the future is now tightly focused on women's health and the opportunities with CT Laser Optical Breast Imaging as an emerging new modality. The FDA informed us that the CTLM has been reclassified as a Non-Significant Risk (NSR) device. This reclass may enable us to more quickly engage U.S. Clinical partners in the future.

On the PMA activities, we are altering course. The clinical study we have analyzed and which we intended to submit to the FDA did not, in our opinion, adequately reflect the capabilities of CTLM as an adjunctive mammography tool. Our clinical cases were collected on CTLM systems dating back to 2001. Since that time IDSI has developed significant improvements in the scanning subsystems, image reconstruction and image display software. We have also improved quality assurance routines to ensure better operator and physician training, and improved image quality control. These enhancements are routinely implemented as they become validated on our international CTLM shipments, but the same changes were not made to the 2001 units in order to maintain our PMA modules in their original forms. We now intend to collect data using our latest systems because we believe the results will yield a stronger study to support our PMA application.

Consequently, we will install updated CTLM systems in the US and upgrade several international units to collect data under a new protocol. Our plan will extend the time to actual PMA submission from what we were anticipating in October, but we believe this approach will better support the application.

Once again we thank you for your patience and for your confidence in our technologies.



Tim Hansen
Chief Executive Officer
Imaging Diagnostic Systems, Inc.





In conjunction with the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release may contain forward-looking statements pertaining to future anticipated projected plans, performances and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates of future results and there can be no assurance that actual results will not materially differ from expectation. Further information on potential factors that could affect Imaging Diagnostic Systems, Inc., is included in the Company's filing with the Securities Exchange Commission.